Exhibit 10.37

SETTLEMENT AGREEMENT AND

MUTUAL GENERAL RELEASE OF ALL CLAIMS

The parties to this Settlement Agreement And Mutual General Release of All Claims are SPACEHAB, Inc., a Washington corporation (“SPACEHAB”), on the one hand, and four insurance syndicates at Lloyd’s of London, United Kingdom, Goshawk Syndicate No. 102, Euclidian Syndicate No. 1243, Ascot Underwriting Ltd. Syndicate No. 1414 and R.J. Kiln Syndicate No. 510 (hereinafter referred to collectively as “Underwriters”), on the other hand.

WHEREAS, on or about December 18, 1997, SPACEHAB and the United States National Aeronautics & Space Administration (“NASA”) entered into a contract entitled the Research and Logistics Mission Support (“ReALMS”) contract, contract no. NAS9-97199, whereby SPACEHAB leased its Research Double Module (“RDM”) and other flight hardware to NASA for use onboard a Space Shuttle, which, inter alia, provided in Article H.11 that the government agrees to pay the contractor [SPACEHAB] for any loss of the contractor’s flight hardware that occurs during the flight risk period, up to a maximum of $8 million, and

WHEREAS, on or about December 17, 2002, SPACEHAB and Underwriters entered into two policies of excess property insurance, policy number CG 6882 and CG 6883, for $10 million and $7.67 million, respectively, which insured SPACEHAB’s RDM and other flight hardware, and these policies were excess over NASA’s above $8 million, and the value of the RDM was significantly more than the amount of this insurance, and

WHEREAS, on or about January 16, 2003, Space Shuttle Columbia was launched with SPACEHAB’s RDM and other flight hardware onboard, and

WHEREAS, on February 1, 2003, SPACEHAB’s RDM and other flight hardware were destroyed when Space Shuttle Columbia disintegrated over Texas upon re-entry into Earth’s atmosphere (“the ACCIDENT”), and

WHEREAS, on February 3, 2003, SPACEHAB made claim to Underwriters for the total of the policy limits of the two policies of $17.67 million, and SPACEHAB signed a sworn Proof of Loss for each policy; and SPACEHAB signed a release for each policy; and Underwriters paid SPACEHAB the above policy limits on or about 14 February 2003; and

WHEREAS, a dispute arose after the ACCIDENT between SPACEHAB and Underwriters, Underwriters instituted suit against SPACEHAB in connection with the above policies insuring SPACEHAB’s above property on the flight of the Space Shuttle Columbia (the suit is docketed as Certain Underwriters at Lloyds of London v. SPACEHAB, Inc., No. 04-2-04823-1 SEA in the Superior Court of the State of Washington for King County), and

WHEREAS, SPACEHAB has appealed the National Aeronautics and Space Administration (“NASA”) contracting officer’s denial of SPACEHAB’s claim demanding that NASA pay SPACEHAB the value of the SPACEHAB property lost in the crash of the Space Shuttle Columbia to the Armed Services Board of Contract Appeals (“ASBCA”) (the appeal is docketed as ASBCA No. 54880), and

WHEREAS, SPACEHAB has filed an administrative claim under the United States Federal Tort Claims Act (“FTCA”) demanding that NASA pay SPACEHAB the value of the SPACEHAB property lost in the crash of the Space Shuttle Columbia, and

WHEREAS, SPACEHAB has been awarded and received indemnification in the amount of $8 million from NASA for lost property in the crash of the Space Shuttle Columbia, and

WHEREAS, it is the intention of Underwriters and Spacehab to settle finally and fully all of their disputes, differences and litigation described above in Certain Underwriters at Lloyds of London v. SPACEHAB, Inc. and to provide for the mutual, general release of each other as more fully set forth herein below,

NOW THEREFORE, SPACEHAB and Underwriters agree as follows:

1.

FOR AND IN CONSIDERATION of the agreement by SPACEHAB to pay and guarantee to Underwriters the minimum sum of Five Hundred Thousand Dollars ($500,000), and for and in further consideration of the above payment, the sharing agreement described below, this release, the mutual promises of the parties, and the filing of a dismissal with prejudice of the complaint described above, both parties, for themselves and for their respective officers, directors, shareholders, managers, representatives, insurers, adjusters, attorneys, employees, agents, executors, administrators, successors and assigns do each hereby fully and finally release, waive, abandon and forever discharge each other from any and all claims, counter claims, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, losses, and liabilities of whatever kind or nature, in law, equity, or otherwise, demands, agreements, contracts, covenants, torts, rights, compensatory damages, including but not limited to damages for property damage, breach of contract, bad faith, negligence, misrepresentation, fraud, extracontractual damages, punitive or exemplary damages, interest, costs, attorneys’ fees, expenses, controversies, and damages of any kind and nature whatsoever, past and future, whether known or unknown, which either party has asserted or alleged or could have asserted or alleged against each other, by reason of, arising out of, or included in the above complaint filed by Underwriters relating to the disputes between the parties arising out of the ACCIDENT.

2.	SPACEHAB hereby agrees to pay Underwriters the following percentage of any amounts that SPACEHAB recovers from NASA under either ASBCA No. 54880 or the FTCA:

Amount Recovered	Percentage(s) to be Paid to Underwriters
$0-8	0
$8.0-8.5	100% ($0.5)
$8.50-28	13.125% ($.5 & $2.56 = $3.06)
$28-48	16.56% ($.5 & $2.56 &$3.31 = $6.37)
$48-70	21% ($.5 & $2.56 & $3.31 $4.62 = $10.99)
$70-87.7	38% ($.5 & 2.56 & $3.31 $4.62 & $6.73 = $17.72)

(All amounts shown are in millions of U.S. dollars.) Payment is due to Underwriters upon NASA’s payment of the amount(s) to SPACEHAB.

3.

Except with respect to the second tranch (i.e. $8.0 – $8.5), Underwriters will pay SPACEHAB the same percentage of the total costs, including discovery costs, experts, etc, and attorneys fees SPACEHAB incurs in pursuing claims against NASA from May 15, 2005 through termination of ASBCA No. 54880 and the FTCA claim whether by final decision (including any and all appeals), settlements or otherwise in which Underwriters share in any amounts recovered from NASA. (For example, if SPACEHAB were to recover $48 million from NASA, Underwriters would pay SPACEHAB 16.56% of the costs and attorneys’ fees that SPACEHAB incurs in pursuing NASA from May 15, 2005 through termination of ASBCA No. 54880 and the FTCA claim whether by final decision (including any and all appeals), settlements or otherwise. Underwriters are not required to share in any costs and attorney fees that SPACEHAB incurs in pursuing NASA if the amount SPACEHAB recovers from NASA is less than, or equal to, $8.5 million. Underwriters’ obligation to pay a percentage of the above fees and costs is not due until thirty (30) days after Underwriters have received full payment of their percentage of the recovery SPACEHAB finally obtains from NASA. Alternatively, SPACEHAB will credit any Underwriters’ share of the costs and fees against the sums due Underwriters before paying Underwriters’ their share of any recovery from NASA.

4.	In addition to the amounts set forth above in Article 2, SPACEHAB guarantees the payment to Underwriters of $500,000 U.S. dollars regardless of the amount, if any or none (other than the $8 million NASA has already paid), that SPACEHAB recovers from NASA. Payment of the $500,000 is due upon termination of ASBCA No. 54880 and the FTCA claim whether by final decision (including any and all appeals), settlement or otherwise.

5.	If it becomes necessary under the Contract Disputes Act, SPACEHAB agrees to sign a certification that that part of its claim which includes Underwriters’ $17.67 million is made in good faith, pursuant to 41 U.S.C. §605.

6.	SPACEHAB and Underwriters agree to reformation of the above policies of insurance to delete the WAIVER OF RECOURSE by Underwriters against NASA, so that NASA can not use the purported waiver in the policies against Underwriters. SPACEHAB agrees that it was a mistake to include the waiver in the policies to the extent it pertains to NASA.

7.	SPACEHAB will keep all parties fully appraised of any and all significant developments, and upon execution by both parties of this Settlement Agreement and Mutual Release of All Claims, the firm of Seyfarth Shaw LLP will agree to jointly represent SPACEHAB and Underwriters going forward in the prosecution of the claims against NASA.

8.	SPACEHAB will consider Underwriters’ advice with respect to legal strategies, retention of legal counsel and the pursuit, settlement or termination of ASBCA No. 54880 and the FTCA claim. SPACEHAB, however, will have final say with respect to these matters.

9.	Underwriters and SPACEHAB acknowledge: (i) that communications made pursuant to Article 7 are for the purpose of promoting their joint interest in pursuing NASA, and (ii) their intention that all such communications are entitled to the protection of applicable attorney-client privileges.

10.	Underwriters will, within seven calendar days of the signing by both sides of this Settlement Agreement and Mutual General Release of All Claims dismiss with prejudice the complaint and entire action in Certain Underwriters at Lloyds of London v. SPACEHAB, Inc., (Case No. 04-2-04823-1SEA).

11.	SPACEHAB and Underwriters agree to execute all documents which may be required to implement, and take any further action necessary to effect the intentions and provisions of this Settlement Agreement.

12.	Excepting the outcome of the sharing agreement set forth above, SPACEHAB and Underwriters hereby acknowledge full and complete satisfaction of, and do hereby fully and finally release and discharge each other, their officers, directors, shareholders, managers, representatives, attorneys, employees, agents, successors and assigns.

13.	It is further agreed that each releasing party will never commence, voluntarily aid, prosecute or cause to be commenced or prosecuted against the other releasing party any action or proceeding based directly or indirectly upon any of the matters set forth above.

14.	SPACEHAB and Underwriters rely wholly upon their own judgment, belief and knowledge of the nature, extent and duration of their damages, and represent and warrant that they have not been influenced to any extent whatever in making this Release by any representations or statements regarding said damages or regarding any other matters, made by the persons, companies, syndicates or corporations who are hereby released, or by any person or persons representing the parties being released.

15.	SPACEHAB and Underwriters hereby declare and represent that they are entering into this settlement and executing this mutual release after having received full legal advice as to their rights from the respective attorneys representing them herein.

16.	It is further understood and agreed that this settlement is the compromise of disputed claims, and that the settlement is not to be construed as an admission or presumption of liability on the part of SPACEHAB or Underwriters, by which liability is expressly denied.

17.	SPACEHAB and Underwriters agree to waive costs and to bear their own attorneys’ fees incurred prior to the execution by both parties of this Settlement Agreement and Mutual Release of All Claims.

18.	This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, representatives and assigns.

19.	This agreement is made and entered into in the District of Columbia and shall be interpreted, applied and enforced under and pursuant to the laws of the District of Columbia.

20.	This agreement may be executed in counterparts and in duplicate originals. Photocopies of the agreement, disclosing affixed signatures to other copies, may be relied upon as prima facie evidence of the fact of counterpart execution. If executed in duplicate, each duplicate copy shall be deemed as valid as an original copy. No distinction shall be made between typed documents and photocopied documents, provided that the copies contain original signatures.

21.	This mutual release contains the ENTIRE AGREEMENT between the parties hereto, and the terms of this mutual release are contractual and not a mere recital.

IN WITNESS THEREOF, the parties hereby affix their signatures.

APPROVED AS TO FORM AND CONTENT

Seyfarth Shaw LLP

DATED: May 19, 2005	By:	/s/ JOSEPH J. DYER
Joseph J. Dyer, attorneys for SPACEHAB

SPACEHAB, Inc.

DATED: May 20, 2005	By:	/s/ BRIAN K. HARRINGTON
Brian K. Harrington
Sr. Vice President

APPROVED AS TO FORM AND CONTENT

Michaelis, Montanari & Johnson

DATED: May 23, 2005	By:	/s/ JAMES I. MICHAELIS
James I. Michaelis, attorneys for Underwriters

Underwriters
DATED: May 25, 2005	By:	Goshwak Syndicate No. 102

/s/ Illegible

	By:	Euclidian Syndicate No. 1243

/s/ Illegible

	By:	Ascot Underwriting Ltd. Syndicate No. 1414

/s/ Illegible

	By:	R.J. Kiln Syndicate No. 510

/s/ Illegible

AGREEMENT OF REFORMATION OF INSURANCE POLICIES

The parties to this Agreement of Reformation of Insurance Policies are SPACEHAB, Inc., a Washington corporation (“SPACEHAB”), on the one hand, and four insurance syndicates at Lloyd’s of London, United Kingdom, Goshawk Syndicate No. 102, Euclidian Syndicate No. 1243, Ascot Underwriting Ltd. Syndicate No. 1414 and R.J. Kiln Syndicate No. 510 (hereinafter referred to collectively as “Underwriters”), on the other hand.

WHEREAS, on or about December 17, 2002, SPACEHAB and Underwriters entered into two policies of excess property insurance, policy numbers CG 6882 and CG 6883, which insured SPACEHAB’s Research Double Module and other flight hardware, and

WHEREAS, the policies included a provision entitled “WAIVER OF RECOURSE,” whereby, at the request of SPACEHAB, Underwriters purported to waive their right of recourse against the National Aeronautics and Space Administration (“NASA”),

NOW, THEREFORE, SPACEHAB and Underwriters agree as follows:

1.	SPACEHAB and Underwriters agree to reform the above policies of insurance, and the policies are hereby reformed, to delete the waiver of recourse by Underwriters against NASA. SPACEHAB agrees that it was a mistake to include the waiver in the policies to the extent it pertains to NASA.

2.	Inasmuch as this waiver should not have been included in the policies in the first place, this agreement is made retroactive and effective as of the inception date of the policies, December 1, 2002.

3.	This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, representatives and assigns.

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4.	This agreement is made and entered into in the District of Columbia and shall be interpreted, applied and enforced under and pursuant to the laws of the District of Columbia.

APPROVED AS TO FORM AND CONTENT

DATED: June , 2005	Seyfarth Shaw LLP

By:
Joseph J. Dyer, attorneys for SPACEHAB

DATED: June , 2005	SPACEHAB, Inc.

By:

APPROVED AS TO FORM AND CONTENT

DATED: June , 2005	Michaelis, Montanari & Johnson

By:
James I. Michaelis, attorneys for Underwriters

DATED: June , 2005	Underwriters
	By:	Goshawk Syndicate No. 102

	By:	Euclidian Syndicate No. 1243

	By:	Ascot Underwriting Ltd. Syndicate No. 1414

	By:	R.J. Klin Syndicate No. 510

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